Ryan Specialty Mourns Passing of Board Member
and Lead Director Cam Findlay

July 16, 2025 | CHICAGO, IL – Ryan Specialty Holdings, Inc. (NYSE: RYAN) (“Ryan Specialty”), a leading international specialty insurance firm, shared the sad news of the loss of Director, D. Cameron (“Cam”) Findlay, who unexpectedly passed away earlier this month.

“We are all deeply saddened by Cam’s untimely passing,” said Patrick G. Ryan, Founder and Executive Chairman of the Board of Directors of Ryan Specialty. “Cam was an outstanding member of the Ryan Specialty Board who brought his many decades of experience as a practicing lawyer, time in Washington, and public company General Counsel to the great benefit of our firm. His immense experience, highest sense of ethics, invaluable counsel, and unwavering support were highly valued by our entire Board. More importantly, Cam was an extraordinary friend, and it was my personal privilege to have worked alongside him for many decades. We will be forever grateful for our time with Cam and thankful for the talent he shared with us. He will be tremendously missed by everyone at Ryan Specialty.”

“Cam built an extraordinary legacy and was one of Ryan Specialty’s biggest supporters,” added Tim Turner, Chief Executive Officer of Ryan Specialty. “He was a treasured voice, colleague and friend. Cam leaves behind his beloved family and many friends, and our thoughts and prayers are particularly with his wife, Amy, and his children, Alex and Mac. On behalf of the directors, management, and employees of Ryan Specialty, we extend our deepest condolences to Cam’s family during this difficult time.”
Mr. Findlay served on the Ryan Specialty Board, including its pre-IPO predecessor, since 2012, and was most recently the chairperson of the Compensation and Governance Committee, a member of the Executive Committee, and the Board’s Lead Director. From 2013 until his retirement in 2023, Mr. Findlay was the Senior Vice President, General Counsel, and Secretary of Archer Daniels Midland Company. From 2009 to 2013, he was Senior Vice President and General Counsel of Medtronic, Inc., and from 2003 to 2009 he served as Executive Vice President and General Counsel of Aon Corporation. In addition to his time as a lawyer and businessperson, Mr. Findlay had a distinguished career in government service, including at the White House as deputy assistant to President George H.W. Bush, at the U.S. Department of Labor as the deputy secretary of labor, at the U.S. Supreme Court as a law clerk for Justice Antonin Scalia, and at the U.S. Court of Appeals for the D.C. Circuit as a law clerk for Judge Stephen F. Williams. He earned his B.A. from Northwestern University, his Master of Arts (Oxon.) from Oxford University, and his Juris Doctor from Harvard Law School.

About Ryan Specialty
Founded in 2010, Ryan Specialty is a service provider of specialty products and solutions for insurance brokers, agents, and carriers. Ryan Specialty provides distribution, underwriting, product development, administration, and risk management services by acting as a wholesale broker and a managing underwriter with delegated authority from insurance carriers. Our mission is to provide industry-leading innovative specialty insurance solutions for insurance brokers, agents, and carriers. Learn more at ryanspecialty.com.

Contact:	Media Alice Phillips Topping SVP, Chief Marketing & Communications Officer Ryan Specialty Alice.Topping@ryanspecialty.com (312) 635-5976	Investor Relations Nicholas Mezick VP, Investor Relations Ryan Specialty IR@ryanspecialty.com (312) 784-6152

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